EXHIBIT  2
                                MOEN AND COMPANY
                              CHARTERED ACCOUNTANTS

PO  Box  10129
1400 IBM Tower                                      Telephone:     (604)662-8899
701 West Georgia Street                                   Fax:     (604)662-8809
Vancouver,  BC   V7Y  1C6
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INDEPENDENT  ACCOUNTANTS'  REVIEW  REPORT


Board of Directors and Stockholders
Hubei Pharmaceutical Group, Ltd.
(Formerly Pan Asia Communications Corp.)
(A Nevada Corporation)

We have reviewed the accompanying Consolidated Balance Sheets of Hubei Pharmaceutical Group, Ltd. (A Nevada Corporation) as of July 31, 2003 and July 31, 2002, and the related Consolidated Statements of Operations, Retained Earnings, Cash Flows and Changes in Stockholders' Equity for the six month period then ended in accordance with Statements on Standards for Accounting and Review Services issued by the America Institute of Public Accountants. All information included in these Consolidated Financial Statements is the representation of Hubei Pharmaceutical Group, Ltd.

A review consists principally of inquiries of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an examination in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the Consolidated Financial Statements taken as a whole. Accordingly, we do not express such an opinion.

On the basis of our review, we are not aware of any material modifications that should be made to the accompanying Consolidated Financial Statements in order for them to be in conformity with United States generally accepted accounting principles (GAAP).


"MOEN AND COMPANY"

                                                  ("Signed")

                                                  Chartered Accountants

Vancouver, British Columbia, Canada
October 7, 2003


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